MAJOR ACQUISITION APPROVED - SENTRY PETROLEUM AWARDED 5.1 MILLION ACRES IN COMMERCIALLY PROVEN ADAVALE BASIN AUSTRALIA.

Denver, Colorado – (FSC – October 9, 2008) – U.S. Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that the Department of Mines and Energy has approved the Company’s acquisition of Authorities to Prospect #862, #864, and #866 and the rights to all conventional oil and gas deposits. The acquisition gives the company the largest land position in the commercially proven Adavale Basin in Australia.

With the award, Sentry Petroleum now has a total of 6.8 million acres of highly prospective oil and gas exploration acreage sandwiched between the Cooper and Surat Basins. The area has a combined 11 trillion cubic feet of gas production and over 90 million barrels of oil production.

“Over the past several months, Sentry management has concentrated its efforts on closing this acquisition,” said President and CEO Dr. Raj Rajeswaran.  “Sentry Petroleum has now become one of the largest net on shore land holders in Australia. The acquisition has significantly enhanced shareholder value and positions the Company for rapid growth.”

Head of Sentry Operations Dr. Geoff Weir added, “With these acquisitions we now control almost half the entire Adavale Basin. One of our most prospective blocks is positioned directly adjacent to land recently acquired by ConocoPhillips as part of their 50% acquisition with Origin Energy for US$ 8 billion.”

On the discovery potential of the newly acquired permits Alan Hart, Head of Exploration concluded, “Many hydrocarbon shows have been recorded in Quilberry, Yongala, Leopardwood and Bodalla wells. We have identified potential new petroleum reef reservoirs within the Cooladdi Dolomite where both the Gilmore and Log Creek discoveries were made.”

Sentry acquired the permits from Medina Group Limited by committing to complete a four year work program valued at AU$ 16.5 million and award Medina Group Limited a 7.0% gross overriding royalty. In other news the Company announced that at its annual general meeting held October 7, 2008 shareholders overwhelmingly endorsed the Company’s development strategy and re-election of the entire board of directors.

About Sentry Petroleum

Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company’s mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:

Investor Relations 866.680.7649

info@sentrypetroleum.com
www.sentrypetroleum.com

Philippe Niemetz, PAN Consultants Ltd.

14 Wall Street,

20th Floor

New York, NY 10005

212.344.6464 or 800.477.7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.